EXHIBIT NO. 99.(i) 4

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

December 7, 2012

Ladies and Gentlemen:

We are furnishing this opinion in connection with Post-Effective Amendment No. 35 under the Securities Act of 1933, as amended, and Amendment No. 36 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A of MFS Variable Insurance Trust III (the “Trust”) for the registration of an indefinite number of shares of beneficial interest (the “Shares”) of MFS Blended Research Small Cap Equity Portfolio, MFS Conservative Allocation Portfolio, MFS Global Real Estate Portfolio, MFS Growth Allocation Portfolio, MFS Inflation-Adjusted Bond Portfolio, MFS Limited Maturity Portfolio, MFS Mid Cap Value Portfolio, MFS Moderate Allocation Portfolio and MFS New Discovery Value Portfolio (the “Funds,” and each a “Fund”).

In connection with this opinion, we have examined:

(a) A copy of the Certificate of Trust of the Trust, dated July 13, 1998, certified by the Secretary of State of the State of Delaware.

(b) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated December 7, 2012.

(c) A copy of the Amended and Restated By-Laws of the Trust, dated December 7, 2012.

(d) Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities. We have also assumed that each of the Shares will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each Fund, and that, when such Shares are issued and sold and the authorized consideration therefor is received by the Trust, such Shares will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP